EXHIBIT 99.3
Subject: RE: Thank you
Dear Norman,

Thank you for your last e-mail. We stand behind our offer for Hypercom of $6.25 in cash per share and are prepared to complete due diligence and reach a definitive agreement within 10 days.

At this stage, the Hypercom Board must decide whether it is legally free to proceed with a transaction with us that does not include Thales.
Yours sincerely,
Philippe Lazare